Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ARDMORE SHIPPING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other	1,000,000(2)	$18.87(3)	$18,870,000	0.00014760	$2,785.22

Total Offering Amounts					$18,870,000		$2,785.22

Total Fee Offsets							$0

Net Fee Due							$2,785.22

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Ardmore Shipping Corporation (the “Registrant”) common stock, $0.01 per share (“Common Stock”), that become issuable under the Ardmore Shipping Corporation 2013 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock authorized to be issued pursuant to the Plan.
(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $18.87 per share of Common Stock, which is the average of the high ($19.09) and low ($18.65) trading prices for a share of Common Stock of the Registrant on August 28, 2024, as reported on the New York Stock Exchange.